Exhibit 77D-Policies with respect to Security Investment

The changes below were effective as of November 2, 2006.

ACM INCOME FUND, INC.

FORMER POLICIES	CURRENT POLICIES

Non-fundamental Investment Policies:
No Policy.

The Fund may invest in the securities of other investment companies to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules and regulations thereunder published by appropriate regulatory authorities.

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